Exhibit 10.1

AMENDED AND RESTATED
SUMMARY OF PROPOSED TERMS for a
REVERSE MERGER ACQUISITION of
HEALTHCARE PROVIDERS DIRECT INC.
and the Issuance of the BRIDGE LOAN

The following BINDING term sheet (the “Term Sheet”) summarizes the principal terms with respect to a stock merger of and the issuance of a Bridge Loan to Healthcare Providers Direct Inc. In addition, Healthcare Providers Direct Inc. will have the right to issue additional shares of Common Stock to Investa Capital Partners Inc. in one or more tranches. These agreements will be subject to such terms and conditions as are customary in a transaction of this type.

Issuer/Borrower: Subject to the conditions precedent set forth herein, Healthcare Providers Direct Inc., or its successor (the “Company” or "HPD"), shall effect a reverse merger with
Alpha Motorsport, Inc. (“MergerCo”). MergerCo shall be listed on the US OTC Bulletin Board, domiciled in the United States, and current on its SEC filings. At closing, MergerCo shall cease its existing operations upon which its balance sheet shall be free of all material liabilities.

Closing: As soon as practicable, HPD and MergerCo will complete the reverse merger (the "Closing"), subject to the conditions to closing set forth below.

Share Issuance: The pre-merger shareholders of MergerCo at Closing shall own 23.7% - 44.9% of the fully diluted shares outstanding post-merger which ownership will be issued shall be based on HPD’s cash balance at Closing. At the Closing, HPD shall be required to have raised in its offering of its shares of Series B Preferred Stock (the “Series B Offering”) from the date hereof, a maximum of no more than $1,400,000. (In the event that the HPD raises less than $1,400,000 in its Series B Offering, the share percentage shall be calculated proportionally as set forth below). It is presently contemplated that MergerCo will cancel the restricted shares outstanding and issue or reserve for issuance at the Closing, to existing shareholders of HPD in an amount equal to 55.1% - 76.3% of the outstanding shares MergerCo, after giving effect to the Closing.

Additional Series B	Investments	MergerCo%

	-	44.9%
	100,000	43.5%
	200,000	42.0%
	300,000	40.5%
	400,000	39.1%
	500,000	37.6%
	600,000	36.2%
	700,000	34.7%
	800,000	33.2%
	900,000	31.6%
	1,000,000	30.0%
	1,100,000	28.5%
	1,200,000	26.9%
	1,300,000	25.3%
Maximum	1,400,000	23.7%

MergerCo Liquidity:  MergerCo shall have $500,000 in cash at Closing except that the balance outstanding under the Bridge Loan may be included in the determination of MergerCo liquidity, at the sole discretion of MergerCo. MergerCo shall sell all of the outstanding stock of its British Columbia operating subsidiary, Alpha Motorsport Inc., which proceeds shall also be included in the determination of MergerCo liquidity. Existing MergerCo shareholders shall invest the capital necessary to meet the cash requirement in a Private Placement (the “Private Placement”). Any shares issued pursuant to this Private Placement shall be registered pursuant to the Registration Rights caption below. The Private Placement shall be conducted in accordance with the applicable securities laws, to the satisfaction of HPD and its counsel.

Bridge Loan: The Bridge Loan to the Company shall be in an amount of $100,000 for general corporate purposes, subject to approval by the MergerCo, which approval will not be unreasonably withheld, substantially as described in the "sources and uses" provided to the Investor. The bridge loan shall bear interest at 10% and shall be secured by a first lien on all of the assets of the Company. The Bridge Loan shall mature and be repaid upon the sooner of (i) Closing or (ii) January 20, 2007.

Investa Warrants:  At closing, HPD shall issue warrants to Investa Capital Partners Inc. or its assignees (“Investa”) such that (a) Investa may purchase up to an additional $1.0 million of common stock of MergerCo or (b) MergerCo may require Investa to purchase up to an additional $1.0 million of common stock of MergerCo. The warrants shall be exercisable at the Exercise Price by Investa in whole or in part for a period of 365 days after closing. The Exercise Price shall be calculated such that the pre-money equity value (Enterprise value less Total Debt) shall equal $7.5 million for the first $500,000 of warrants exercised (“Strike A”) and $10.0 million for the second $500,000 of warrants exercised (“Strike B”). Assuming HPD has the maximum cash balance at Closing, (i) the Tranche A Exercise Price shall be equal to $1.36 per share and such warrants will be exercisable for 367,647 shares of common stock and (ii) the Tranche B Exercise Price shall be equal to $1.81 per share and such warrants will be exercisable for 276,243 shares of common stock.

Forced Exercise by Company:  In the event the warrant holder has not exercised the warrants and until such time that the Company has raised an aggregate of $2.5 million in one or more PIPE financings, the Company may force conversion of the Investa Warrants subject to the terms below. The Company may force the exercise of up to $500,000 of Investa Warrants at Strike A no earlier than 90 days post-closing (“Tranche A”). The Company may force the exercise of up to an additional $500,000 of Investa Warrants at Strike B no earlier than (a) 90 days from the exercise of Tranche A and (b) an effective registration statement covering all the shares subject to issuance pursuant to the Investa Warrant. The Investa Warrants shall terminate on the one year anniversary of closing.

Registration Rights: The Company agrees that the holders of the shares of Common Stock issued in the Private Placement or issuable on exercise of the warrants to be granted to
Investa shall have demand and piggy-back registration rights, which will be exercisable in the event the Company completes a PIPE transaction and registers such shares (a
“Registration Statement”). In the event that the Company fails to complete a PIPE transaction within eight months following the Closing, the Company will undertake to file a
Registration Statement for such shares, along with the shares issued to holders of the Company’s Series A Preferred Stock and Series B Preferred Stock pursuant to the reverse merger, within 120 days from such date following the Closing (the “Demand Date”). The Company will have an obligation to respond to any SEC inquiries within Ten (10) business days and will use its best efforts to have the Registration Statement declared effective at the earlier of:

i.	180 days from the Demand Date;
or
ii.	30 days after receiving a no-review status from the SEC.

To the extent necessary, the parties will agree upon any lock-up or cut-backs of the shares to be registered.

Conditions Precedent:
(1)
Mutual completion of legal and financial due diligence to the satisfaction of each of MergerCo and the Company (collectively, the “Merging Companies”), including disclosure of all liabilities, material agreements and contracts.

(2)	Completion of all necessary legal documentation and definitive documents subject to mutual agreement by the parties.
(3)	Completion of MergerCo Private Placement to the satisfaction of HPD and its counsel.
(4)	No additional indebtedness (current HPD indebtedness is $240,000) to be incurred by either Merging Company prior to Closing, except that HPD may enter into the Bridge Loan.
(5)	The Board of Directors of the Company shall propose nominees satisfactory to the Management Team.
(6)	Norman Proulx shall enter into an employment contracts for a period of not less than three years.
(7)	Company shall obtain the requisite shareholder consent to approve the merger by December 8, 2006.
(8)	MergerCo shall obtain the requisite shareholder consent to approve the reverse merger and all necessary corporate actions to consummate the reverse merger.
(9)	MergerCo will effect a one for two reverse-stock split.
(10)	MergerCo being current in its filings under the Securities Exchange Act of 1934.
(11)	Company will select an auditor and have completed its historical audits which shall be no less than that required pursuant to regulatory filings contemplated by the Merger Agreement.
(12)	No material adverse for either Merging Company change existing or pending.

Confidentiality: Other than disclosure in connection with the Series B Offering by the Company, the existence and terms of this Term Sheet, and the fact that negotiations may be ongoing with the Company are strictly confidential and may not be disclosed to any party except to officers and directors, advisors, legal counsel and employees all on a need to know basis.

Conditions Subsequent:Both parties will use reasonable best efforts to complete the transaction set forth herein within the period of time set forth in the timeline attached as Schedule
A hereto:

(1)    Company will be domiciled in Nevada.

(2)    MergerCo officers and directors will resign and HPD officers and directors shall be appointed as the officers and directors of MergerCo.

(3)    Prior to closing and with the approval of HPD, MergerCo will retain consultants to establish and maintain Financial Broker Relations and Investor Communications services
Governing Law:This Term Sheet shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be entered into and performed wholly within said State.

No Shop Agreement: Upon Acceptance of this term sheet, neither the Company nor its shareholders, affiliates, management or agents shall solicit other potential investors, other than investors for the Series B Stock Offering of HPD, nor engage in any discussions or execute any agreements related to the sale or transfer of a significant portion of the Company’s assets or securities to any other party other than with Investa (except for the contemplated merger of MergerCo into a subsidiary of the Company) until the earlier of the signing of definitive documents memorializing the provisions herein or January 20, 2007, or unless otherwise required pursuant to either parties fiduciary duties. Should both parties agree in writing that definitive documents shall not be executed pursuant to this term sheet, then the Company shall have no further obligations under this section.

Expenses and Legal Fees: The Company will reimburse MergerCo for legal fees incurred in the transaction, which such expenses and fees shall not exceed $50,000 without the prior approval of the Company, provided, however, HPD will not be obligated to reimburse such fees in the event the conditions precedent herein are not satisfied as a result of a failure by
MergerCo or the failure of the parties to be able to complete satisfactory due diligence.

Expiration: January 20, 2007, 5 PM EST or at MergerCo’s sole option at any time that conditions precedent 7 OR 8 above have not been satisfied.

Agreed to and accepted by:

By: /s/ Vincent Markovitch     Date: December 5, 2006
Name: Vincent Markovitch
President
Alpha Motorsport, Inc.

By: /s/ Normal Proulx      Date: December 5, 2006
           Name: Norman Proulx
President & CEO
Healthcare Providers Directs, Inc.

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